UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under 240.14a-12

Opendoor Technologies Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

OPENDOOR TECHNOLOGIES INC.
410 N. Scottsdale Road, Suite 1600
Tempe, Arizona 85288
SUPPLEMENT TO PROXY STATEMENT
FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
To be held at 9:30 a.m., Pacific Time, on Friday, June 14, 2024
Dear Opendoor Stockholder:
This proxy statement supplement, dated May 2, 2024 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Opendoor Technologies Inc. (the “Company”), dated April 24, 2024 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on June 14, 2024 (the “Annual Meeting”).
THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.
Appointment of Eric Feder as a Director
On April 30, 2024, the Board of Directors of the Company (the “Board”), (i) increased the authorized size of the Board from eight to nine members and (ii) upon recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), appointed Eric Feder as a Class III director of the Company to fill the vacancy created by the aforementioned increase in the size of the Board, with a term of office expiring at the Company’s 2026 Annual Meeting of Stockholders.
Based on a review of all relevant identified transactions or relationships between Eric Feder, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that Eric Feder qualifies as “independent” in accordance with the listing requirements of the Nasdaq Stock Market LLC. In making this determination, the Board found that Mr. Feder does not have a material or other disqualifying relationship with the Company.

Mr. Feder has been President of LENX, LLC since 2019, and a senior operating executive at Lennar Corporation, one of the country’s leading homebuilders, since 2008. He oversees Lennar Corporation’s innovation platform and has helped identify, structure and execute Lennar Corporation’s investments in the real estate technology space. He has served on the board of directors of Hippo Holdings Inc., a publicly traded insurance company focusing on property and casualty insurance, since 2018. Prior to his current role at Lennar, Mr. Feder was Vice Chairman at Rialto Capital, a leading investment management platform focused on real estate, from 2008 to 2018, where he provided oversight of over $6 billion of direct real estate investments and non-performing loan acquisitions.
The Company believes that Mr. Feder is qualified to serve as a member of the Board because of his extensive knowledge of the real estate industry, experience in technology investments and his service on the boards of directors of public and private companies.

In connection with his appointment, Mr. Feder has entered into the Company’s standard form of indemnification agreement for directors and officers.
Mr. Feder will be compensated as a member of the Board under the terms of the Company’s Non-Employee Director Compensation Policy (the “Policy”), which provides for (i) an annual cash retainer of (a) $50,000 for serving on the Board and (b) additional cash compensation for service on any committees of the Board pursuant to the Policy, should the Board appoint Mr. Feder to any committees in the future, and (ii) an annual grant, on the date of the Company’s annual meeting of stockholders, of restricted stock units (“RSUs”) for that number of shares of common stock equal to $200,000 divided by the Share Price (as defined in the Policy), rounded to the nearest whole share (the “Annual Grant”) and that vests in a single installment on the earlier to occur of (a) the Company’s next annual meeting of stockholders or (b) the first anniversary of the date of grant of the Annual Grant, subject to the director’s continued service on the Board through such vesting date. Pursuant to the Policy, upon his appointment to the Board, Mr. Feder received a prorated Annual Grant of 10,293 RSUs on May 1, 2024.
Other than as set forth above in this Supplement, Mr. Feder does not beneficially own any shares of the Company’s common stock.
There are no arrangements or understandings between Mr. Feder and any other person pursuant to which he was selected as a director. In addition, there are no transactions in which Mr. Feder has an interest that would require disclosure under Item 404(a) of Regulation S-K.
Resignation of Jason Kilar from the Board
On April 30, 2024, Jason Kilar provided a written notice to the Company of his intent to resign from the Board and all committees thereof, as applicable, effective at the conclusion of the Company’s annual meeting of stockholders on June 14, 2024. Mr. Kilar’s resignation was not due to any disagreement with the Company, its management, or other members of the Board.
Voting Matters
You are not being asked to vote on or ratify the appointment of Mr. Feder nor vote on the election of Mr. Kilar at the Annual Meeting. Mr. Feder and Mr. Kilar, as Class III directors, are not nominees for election at the Annual Meeting. Accordingly, there is no change to Proposal 1 — Election of Directors, included in the Proxy Statement.
Please note that any proxy card we delivered has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.
By Order of the Board of Directors,

Sydney Schaub
Chief Legal Officer & Secretary
May 2, 2024